Exhibit 3.1

                                VOTING AGREEMENT

           This VOTING AGREEMENT (the "Agreement"), dated as of August 3, 1998, is entered into by and between HIAC XII CORP., a Delaware corporation ("Buyer") and each of the undersigned as holders (the "Stockholders") of the capital stock of Monarch Avalon, Inc. (the "Company").

           WHEREAS, Buyer and the Company have entered into an Asset Purchase Agreement of even date herewith (the "Asset Purchase Agreement"), pursuant to which Buyer has agreed to acquire and the Company has agreed to sell certain assets of the Company, upon the terms and subject to the conditions set forth therein;

           WHEREAS, each of the Stockholders, as the record and beneficial owner of, and having the sole right to vote and dispose of, the number of shares (the "Shares") of common stock, par value $0.25 per share, of the Company (the "Company Common Stock") set forth opposite each such Stockholder's name on Schedule I attached hereto, will directly and significantly benefit from the consummation of the Asset Purchase Agreement; and

           WHEREAS, as a condition to its willingness to enter into the Asset Purchase Agreement, Buyer has required that the Stockholders agree, and the Stockholders are willing to agree, to the matters set forth herein.

           NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

        1.   Voting of Shares.

             1.1 Voting Agreement. Until the earlier to occur of the Closing (as described in Section 1.5 of the Asset Purchase Agreement) or the termination of the Asset Purchase Agreement pursuant to Article VII thereof notwithstanding the survival of any terms of the Asset Purchase Agreement following such termination, each of the Stockholders hereby agrees to vote (or cause to be voted) all of the Shares (and any and all securities issued or issuable in respect thereof) which such Stockholder is entitled to vote (or to provide his written consent thereto), at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise:

             (i) to approve the Asset Purchase Agreement and the transactions contemplated thereby, including the change of the name of the Company to a name not including the word "Avalon";

             (ii) against any action or agreement that will result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under this Agreement or the Asset Purchase Agreement; and

             (iii) against (A) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving the Business (as described in the Asset Purchase Agreement), (B) a sale or transfer of the Assets, other than in the ordinary course of business or pursuant to the Asset Purchase Agreement, or the issuance of any securities of the Company (except options to purchase Company Common Stock granted to directors of the Company and the related issuance of Company Common Stock upon exercise of such options in accordance with the terms thereof, provided, that after the approval of such options, the number of shares of the Company Common Stock outstanding plus the number of shares of Company Common Stock reserved for issuance pursuant to such options to directors shall be equal to the current number of shares of Company Common Stock outstanding plus the number of shares of Company Common Stock reserved for issuance pursuant to existing options to directors) or of any subsidiary holding or having any rights to any of the Assets, (C) any change in the executive officers or Board of Directors of the Company, (D) any change in the present corporate structure of the Company or the Business or (E) any action that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the approval of the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement.

             1.2 Proxy. At Buyer's request, each of the Stockholders will deliver to Buyer an irrevocable proxy (the "Irrevocable Proxy") only with respect to the matters covered by clauses (i), (ii) and (iii) of this paragraph 1 granting to Buyer or its designee a proxy to vote the Shares in accordance with the terms of this Agreement; provided, that such proxy shall survive only until the earlier to occur of the Closing (as described in Section 1.5 of the Asset Purchase Agreement) or the termination of the Asset Purchase Agreement pursuant to Article VII thereof notwithstanding the survival of any terms of the Asset Purchase Agreement following such termination.

        2. Representations and Warranties of Stockholder. Each of the Stockholders severally represents and warrants to Buyer as follows:

             2.1 Binding Agreement. The Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

             2.2 No Conflict. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance with any of the provisions hereof, (a) require any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) with, or notification to, any governmental entity,
 (b) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any contract, agreement, instrument, commitment, arrangement or understanding, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of the Shares, (c) require any material consent, authorization or approval of any person other than a governmental entity, or (d) violate or conflict with any order, writ, injunction, decree or law applicable to the Stockholder or the Shares.

             2.3  Ownership of Shares.  Except as otherwise set forth on
 Schedule I, the Stockholder is the record and beneficial owner as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, (the "Beneficial Owner") of the Shares set forth opposite such Stockholder's name on Schedule I hereto. Except as otherwise set forth on
 Schedule I hereto, the Stockholder owns the Shares free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares except for such restrictions or limitations as may be imposed by the federal and state securities laws and any rules, regulations or policies promulgated pursuant thereto). The Stockholder holds exclusive power to vote the Shares, subject to the limitations set forth in Section 1 of this Agreement. The Stockholder is the record and Beneficial Owner of the options and the shares of the Company Common Stock issuable upon exercise of stock options (the "Option Shares") set forth oposite such Stockholder's name on Schedule II attached hereto. The Stockholder owns the options and, upon exercise of such options, would own the Option Shares, free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares except for such restrictions or limitations as may be imposed by the federal and state securities laws and any rules, regulations or policies promulgated pursuant thereto). The Shares and the Option Shares set forth opposite the Stockholder's name on Schedule I and Schedule II hereto, respectively, represent all of the shares of capital stock of the Company of which the Stockholder is the Beneficial Owner.

        3. Representations and Warranties of Buyer. Buyer represents and warrants to the Stockholder as follows:

             3.1 Binding Agreement. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Asset Purchase Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Asset Purchase Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby.
 Buyer has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

             3.2 No Conflict. Neither the execution and delivery of this Agreement, the consummation by Buyer of the transactions contemplated hereby, nor the compliance by Buyer with any of the provisions hereof will
 (a) conflict with or result in a breach of any provision of its Certificate of Incorporation or By-laws, (b) require any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the Exchange Act) with, or notification to, any governmental entity, (c) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any contract, agreement, instrument, commitment, arrangement or understanding, (d) require any material consent, authorization or approval of any person other than a governmental entity, or (e) violate or conflict with any order, writ, injunction, decree or law applicable to the Buyer, the Stockholder or the Shares.

        4. Transfer and Other Restrictions. For so long as the Asset Purchase Agreement is in effect:

             4.1 Certain Prohibited Transfers. The Stockholder agrees not to:

             (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, the Shares or any interest contained therein (collectively, a "Transfer"), other than pursuant to this Agreement; provided, however, that notwithstanding any other provision of this Agreement, the Asset Purchase Agreement or the Irrevocable Proxy, the Stockholder is permitted to Transfer Option Shares as payment for the exercise price and/or any tax withholding in connection with the exercise of stock options;

             (b) except as contemplated by this Agreement, grant any proxies or power of attorney or enter into a voting agreement or other arrangement with respect to the Shares, other than this Agreement; nor

             (c)  deposit the Shares into a voting trust.

             4.2 Efforts. The Stockholder agrees not to take any action which would make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect or take any action that would have the effect of preventing or disabling such Stockholder from performing his obligations under this Agreement, other than any action permitted to be taken pursuant to the Asset Purchase Agreement.

             4.3 Additional Shares. Without limiting the provisions of the Asset Purchase Agreement, in the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Shares or
 (ii) the Stockholder shall become the beneficial owner of any additional shares of Company Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in
 Section 1 hereof, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares hereunder. The Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Buyer of the number of any new shares of Company Common Stock acquired by the Stockholder, if any, after the date hereof.

        5. Legend. The Stockholder shall surrender to the Company all certificates representing the Shares, and instruct the Company to place the following legend on such certificates:

        "The shares of capital stock represented by this certificate are subject to a Voting Agreement, dated as of August 3, 1998, by and
   among HIAC XII CORP. and               ."

        6. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy which may be available at law or in equity.

        7. Confidentiality. Except as may be required by applicable law, the Stockholder and Buyer severally agree to keep proprietary information regarding the Company and Buyer and their respective subsidiaries confidential.

        8. Termination. Except for Section 7 hereof, which shall survive without limitation, this Agreement shall terminate on the earlier of (i) the Closing (as described in Section 1.5 of the Asset Purchase Agreement),
 (ii) the agreement of the parties hereto to terminate this Agreement and
 (iii) the termination of the Asset Purchase Agreement pursuant to Article VII thereof notwithstanding the survival of any terms of the Asset Purchase Agreement following such termination.

        9. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods:
 (a) personal delivery, (b) facsimile transmission, or (c) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

        If to Buyer, to:

             HIAC XII CORP.
             c/o Hasbro, Inc.
             1027 Newport Avenue
             Pawtucket, RI  02862
             Fax:  (401) 727-5121
             Attention:  Harold P. Gordon
                         Vice-Chairman

        with a copy to:

             Hasbro, Inc.
             32 West 23rd Street
             New York, New York 10010
             Fax:  (212)741-0663
             Attention:  Phillip H. Waldoks
                         Senior Vice President-Corporate
                         Legal Affairs and Secretary

             with a copy to:

             Skadden, Arps, Slate, Meagher & Flom LLP
             919 Third Avenue
             New York, New York 10022-9931
             Fax:  (212) 735-2000
             Attention:  Thomas H. Kennedy, Esq.

        If to Stockholder, to:

             c/o  Monarch Avalon, Inc.
             4517 Harford Road
             Baltimore, Maryland 21214
             Fax: (410) 254-0991
             Attention: Eric Dott

        with a copy to:

             Venable, Baetjer and Howard LLP
             1800 Mercantile Bank and Trust Building
             2 Hopkins Plaza
             Baltimore, Maryland 21201
             Fax: (410)244-7742
             Attention: Neal D. Borden, Esq.

        10. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

        11. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        12. Consideration. This Agreement is granted in consideration of the execution and delivery of the Asset Purchase Agreement by Buyer.

        13. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

        14. Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

        15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        16. Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

        17. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        18. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.



        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the undersigned Stockholders and a duly authorized officer of Buyer on the day and year first written above.

                                     HIAC XII CORP.



                                     By: /s/ Harold P. Gordon
                                        ----------------------------
                                     Name:  Harold P. Gordon
                                     Title: Executive Vice President



                                     By: /s/ A. Eric Dott
                                        ----------------------------
                                     Name:   A. Eric Dott



                                     By: /s/ Jackson Y. Dott
                                        ---------------------------
                                     Name:   Jackson Y. Dott





                               SCHEDULE I TO
                              VOTING AGREEMENT


 Name of Stockholder                         Number of Shares

 A. Eric Dott                                     173,490


 Jackson Y. Dott                                  424,529


 Jackson Y. Dott, in his capacity as                3,000
     custodian for Lauren Noel Dott
     under the Maryland Gifts
     to Minors Act.



                               SCHEDULE II TO
                              VOTING AGREEMENT


 Name of Stockholder                    Number of Option Shares

 A. Eric Dott                                   80,000


 Jackson Y. Dott                                40,000